Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2016

HOUSTON, Feb. 28, 2017 /PRNewswire/ -- INDEPENDENCE CONTRACT DRILLING, INC. (the "Company") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2016.

Fourth Quarter 2016 Highlights

  Net loss of $10.4 million, or $0.28 per share.
  Adjusted net loss of $5.2 million, or $0.14 per share.
  Adjusted EBITDA of $2.6 million.
  78.2% utilization of marketed rigs.
  936 revenue days.
  Margin per operating day, excluding reactivation costs, of $7,543.

For the fourth quarter of 2016, the Company reported revenues of $18.0 million, a net loss of $10.4 million, or $0.28 per share, an adjusted net loss of $5.2 million, or $0.14 per share and adjusted EBITDA of $2.6 million. This compares to revenues of $14.5 million, a net loss of $7.2 million, or $0.19 per share, an adjusted net loss of $6.5 million, or $0.17 per share, and adjusted EBITDA of $1.0 million for the third quarter of 2016, and revenues of $23.7 million, a net loss of $5.2 million, or $0.22 per share, an adjusted net loss of $0.9 million, or $0.04 per share, and adjusted EBITDA of $7.2 million for the fourth quarter of 2015.

For the year ended December 31, 2016, the Company reported revenues of $70.1 million, a net loss of $22.2 million, or $0.67 per share, an adjusted net loss of $14.4 million, or $0.43 per share and adjusted EBITDA of $16.4 million. This compares to revenues of $88.4 million, a net loss of $7.9 million, or $0.33 per share, an adjusted net loss of $1.8 million, or $0.08 per share, and adjusted EBITDA of $25.4 million for the twelve months ended December 31, 2015.

Chief Executive Officer Byron Dunn commented, "I am very pleased with ICD's performance throughout the extraordinarily difficult 2016 fiscal year. Despite suffering the worst energy industry downturn in history, ICD remained EBITDA positive with substantial margins generated by working rigs. During 2016, the ICD team reorganized and streamlined, and exited 2016 with a much more efficient cost structure. True pad-optimal ShaleDriller® rigs were the last rigs to go down during the downturn, and have been the first to return to work as the market recovers. Since the end of 2016, ICD has signed term contracts with tenors ranging from six months to one year or longer for six rigs, and 100% of its marketed fleet is now contracted. ICD will be running more rigs than at any other point in the Company's history. Driven by what we believe is 100% effective utilization of available pad optimal rigs across the industry, dayrates for pad optimal ShaleDriller rigs have now moved higher from trough dayrates. We are in discussions with multiple customers for the addition of three ShaleDriller rigs to our marketed fleet, including our final rig conversion, and expect to resume ICD's growth arc shortly as market conditions continue to improve."

Quarterly Operational Results

The Company's marketed fleet operated at 78.2% utilization and recorded 936 revenue days for the fourth quarter of 2016 compared to 64.7% utilization and 774 revenue days for the third quarter of 2016 and 87.1% utilization and 962 revenue days for the fourth quarter of 2015. Rig operating margins, excluding reactivation and rig construction costs, for the fourth quarter of 2016 were $7,543 per day, compared to $7,806 per day for the third quarter of 2016 and $10,419 per day for the fourth quarter of 2015.

Operating costs for the fourth quarter of 2016 totaled $12.1 million, compared to $11.2 million for the third quarter of 2016 and $14.4 million for the fourth quarter of 2015. Fourth quarter 2016 operating costs included $0.9 million of reactivation costs and $0.2 million of rig construction costs. On an operating cost per day basis, operating expenses, excluding reactivation and rig construction costs, were $10,681 per day for the fourth quarter of 2016, compared to $9,614 for the third quarter of 2016 and $13,298 for the fourth quarter of 2015.

Selling, general and administrative expenses for the fourth quarter of 2016 were $4.3 million (including $0.9 million of non-cash stock-based compensation), compared to $3.2 million (including $1.0 million of non-cash stock based compensation) for the third quarter of 2016 and $3.1 million (including $1.1 million of non-cash stock based compensation) for the fourth quarter of 2015. The sequential increase in selling, general and administrative expenses compared to the third quarter of 2016 relates primarily to the accrual of annual incentive compensation expense during the quarter. Excluding the impact of these compensation accruals, aggregate selling, general and administrative expenses declined sequentially over 8% between the third and fourth quarters of 2016.

Depreciation expense for the fourth quarter of 2016 was $6.2 million, compared to $6.0 million for the third quarter of 2016 and $6.1 million for the fourth quarter of 2015.

Drilling Operations Update

At the end of the fourth quarter, the Company reactivated two idle rigs on one-year term contracts. Since the end of the year, the Company signed contracts with tenors ranging from six to 15 months for five rigs operating under contracts expiring during the first quarter of 2017. In addition, ICD signed a one-year term contract for its remaining idle drilling rig, with expected mobilization during the middle of the second quarter of 2017.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures during the fourth quarter of 2016 were $3.8 million. The Company's capital expenditure budget for 2017 is $14.1 million. The carrying value of assets held for sale at year end, after the write-down to fair value, was $3.9 million.

At December 31, 2016, the Company's backlog of revenues from contracts with original terms of six months or more was $42.5 million, of which $36.8 million is estimated to be realized in 2017. This backlog does not include expected revenues to be earned from six term contracts signed after year end. Adjusted to include these new contracts, the Company's backlog at December 31, 2016 would have been $75.0 million, of which $61.8 million would be estimated to be realized in 2017.

As of December 31, 2016, the Company had drawn $25.8 million on its $85.0 million revolving credit facility and had net debt, excluding capital leases, of $18.7 million. The borrowing base under the Company's credit facility was $91.8 million as of December 31, 2016.

Conference Call Details

A conference call for investors will be held today, February 28, 2017, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Company's fourth quarter and year end 2016 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10100320. The replay will be available until March 7, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

BALANCE SHEETS

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$ 7,071	$ 5,344
Accounts receivable, net	11,468	18,240
Inventories	2,336	2,317
Assets held for sale	3,915	-
Prepaid expenses and other current assets	3,102	3,436
Total current assets	27,892	29,337
Property, plant and equipment, net	273,188	283,378
Other long-term assets, net	1,027	2,074
Total assets	$ 302,107	$ 314,789
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 441	$ -
Accounts payable	10,031	8,584
Accrued liabilities	7,821	10,206
Total current liabilities	18,293	18,790
Long-term debt (2)	26,078	62,708
Deferred income taxes	396	193
Other long-term liabilities	88	361
Total liabilities	44,855	82,052
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized;
37,831,723 and 24,539,937 shares issued, respectively;
and 37,617,920 and 24,403,659 shares outstanding, respectively	376	244
Additional paid-in capital	323,918	276,948
Accumulated deficit	(65,347)	(43,169)
Treasury stock, at cost, 213,803 and 136,278 shares, respectively	(1,695)	(1,286)
Total stockholders' equity	257,252	232,737
Total liabilities and stockholders' equity	$ 302,107	$ 314,789

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations. In 2015, these vehicle leases were structured as operating leases.
(2)	As of December 31, 2016, long-term debt includes $326K of long-term vehicle capital lease obligations. In 2015, these vehicle leases were structured as operating leases.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015

Revenues	$ 17,988	$ 23,686	$ 14,464	$ 70,062	$ 88,418
Costs and expenses
Operating costs	12,066	14,398	11,246	43,277	52,087
Selling, general and administrative	4,276	3,145	3,242	16,144	14,483
Depreciation and amortization	6,157	6,058	6,010	23,808	21,151
Asset impairments, net of insurance recoveries	3,822	3,549	-	3,822	2,708
Loss on disposition of assets, net	1,354	338	676	1,942	2,940
Total cost and expenses	27,675	27,488	21,174	88,993	93,369
Operating loss	(9,687)	(3,802)	(6,710)	(18,931)	(4,951)
Interest expense	(553)	(1,363)	(456)	(3,045)	(3,254)
Loss before income taxes	(10,240)	(5,165)	(7,166)	(21,976)	(8,205)
Income tax expense (benefit)	135	61	32	202	(325)
Net loss	$ (10,375)	$ (5,226)	$ (7,198)	$ (22,178)	$ (7,880)

Loss per share:
Basic and Diluted	$ (0.28)	$ (0.22)	$ (0.19)	$ (0.67)	$ (0.33)

Weighted average number of common shares outstanding:
Basic and Diluted	37,461	23,996	37,387	33,118	23,904

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)
STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2016	2015

Cash flows from operating activities
Net loss	$(22,178)	$ (7,880)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	23,808	21,151
Asset impairment, net of insurance recoveries	3,822	2,708
Stock-based compensation	4,249	3,542
Stock-based compensation - executive retirement	(67)	-
Loss on disposition of assets, net	1,942	2,940
Deferred income taxes	203	193
Amortization of deferred financing costs	532	629
Write-off of deferred financing costs	504	394
Bad debt expense	-	132
Changes in operating assets and liabilities
Accounts receivable	6,772	755
Inventories	55	(263)
Prepaid expenses and other assets	212	(853)
Accounts payable and accrued liabilities	(2,881)	4,339
Income taxes payable	-	(408)
Net cash provided by operating activities	16,973	27,379

Cash flows from investing activities
Purchases of property, plant and equipment	(21,106)	(75,532)
Proceeds from insurance claims	188	2,899
Proceeds from the sale of assets	860	414
Net cash used in investing activities	(20,058)	(72,219)

Cash flows from financing activities
Borrowings under credit facility	49,048	140,610
Repayments under credit facility	(86,004)	(100,421)
Public offering proceeds, net of offering costs of $3,305	42,920	-
Purchase of treasury stock	(409)	(315)
Financing costs paid	(217)	(447)
Payments for capital lease obligations	(526)	-
Net cash provided by financing activities	4,812	39,427
Net increase (decrease) in cash and cash equivalents	1,727	(5,413)

Cash and cash equivalents
Beginning of year	5,344	10,757
End of year	$ 7,071	$ 5,344

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$ 2,198	$ 3,173
Cash (received) paid during the year for income taxes	$ (133)	$ 22
Supplemental disclosure of non-cash investing and financing activity
Stock-based compensation capitalized as property, plant and equipment	$ -	$ 654
Change in property, plant and equipment purchases in accounts payable	$ 1,670	$(14,750)
Additions to property, plant and equipment through capital leases	$ 1,293	$ -

The following table provides various financial and operational data for the Company's operations during the three months ending December 31, 2016 and 2015 and September 30, 2016 and the twelve months ending December 31, 2016 and 2015. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015

Number of completed rigs end of period	14	14	14	14	14
Rig operating days (1)	935.8	961.7	774.0	3,385.1	3,731.8
Average number of operating rigs (2)	10.2	10.5	8.4	9.2	10.2
Rig utilization (3)	78.2%	87.1%	64.7%	73.6%	85.0%
Average revenue per operating day (4)	$ 18,224	$ 23,717	$ 17,420	$ 19,661	$ 22,921
Average cost per operating day (5)	$ 10,681	$ 13,298	$ 9,614	$ 10,274	$ 12,857
Average rig margin per operating day	$ 7,543	$ 10,419	$ 7,806	$ 9,387	$ 10,064

(1)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  For the three months ended December 31, 2016 and 2015 and September 30, 2016 there were 92.0, 13.5 and 236.0 operating days in which the Company earned revenue on a standby basis, respectively, including 92.0, 6.5 and 222.0 standby-without-crew days, respectively.  For the twelve months ended December 31, 2016 and 2015 there were 882.1 and 471.3 operating days in which the Company earned revenue on a standby basis, respectively, including 839.0 and 125.5 standby-without-crew days, respectively.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)

Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.  During the third quarter of 2015, the Company elected to remove its two 100 series non-walking rigs from its marketed fleet pending completion of their planned rig conversions to 200 series, pad-optimal status.  Rig utilization during the first nine months of 2016 excludes one of these 100 series rigs.  The conversion of the other 100 series rig was completed during the second quarter of 2016 and the rig re-entered the marketed fleet in June 2016.  Rig utilization excludes this rig during the first five months of 2016.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $0.9 million, $0.9 million and $1.0 million for the three months ended December 31, 2016 and 2015 and September 30, 2016, respectively, and $3.5 million and $2.9 million for the twelve months ended December 31, 2016 and 2015, respectively.  Included in calculating average revenue per operating day for the twelve months ended December 31, 2016 were $1.8 million of early termination revenues associated with a contract termination at the end of the first quarter of 2016.

(5)

Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $0.9 million, $0.9 million and $1.0 million for the three months ended December 31, 2016 and 2015 and September 30, 2016, respectively, and $3.5 million and $2.9 million for the twelve months ended December 31, 2016 and 2015, respectively, (ii) new crew training costs of $30 thousand, $0.3 million and $0.4 million for the three months ended December 31, 2016 and 2015 and September 30, 2016, respectively, and $0.5 million and $0.8 million for the twelve months ended December 31, 2016 and 2015, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.2 million, $0.5 million and $0.3 million for the three months ended December 31, 2016 and 2015 and September 30, 2016, respectively, and $1.5 million and $0.4 million for the twelve months ended December 31, 2016 and 2015, and (iv) rig reactivation costs for the three months ended December 31, 2016 and September 30, 2016, of $0.9 million and $2.1 million, respectively (excluding $30 thousand and $0.4 million, respectively, of new crew training costs (included in (ii) above)), and (v) rig reactivation costs for the twelve months ended December 31, 2016 of $3.0 million (excluding $0.5 million of new crew training costs (included in (ii) above)).

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measure that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return of assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Twelve Months Ended
	December 31, 2016		December 31, 2015		September 30, 2016		December 31, 2016		December 31, 2015
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(10,375)	$(0.28)	$(5,226)	$(0.22)	$(7,198)	$(0.19)	$(22,178)	$(0.67)	$(7,880)	$(0.33)
Asset impairments, net of insurance recoveries (1)	3,822	0.10	3,549	0.15	-	-	3,822	0.12	2,708	0.11
Loss on disposition of assets, net (2)	1,354	0.04	338	0.01	676	0.02	1,942	0.06	2,940	0.12
Write-off of deferred financing costs (3)	-	-	394	0.02	-	-	504	0.02	394	0.02
Executive retirement (4)	-	-	-	-	-	-	1,552	0.05	-	-
Stock-based compensation - executive retirement (4)	-	-	-	-	-	-	(67)	(0.01)	-	-
Adjusted net loss	$ (5,199)	$(0.14)	$ (945)	$(0.04)	$(6,522)	$(0.17)	$(14,425)	$(0.43)	$(1,838)	$(0.08)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015
(in thousands)
Net loss	$ (10,375)	$ (5,226)	$ (7,198)	$ (22,178)	$ (7,880)
Add back:
Income tax expense (benefit)	135	61	32	202	(325)
Interest expense	553	1,363	456	3,045	3,254
Depreciation and amortization	6,157	6,058	6,010	23,808	21,151
EBITDA	(3,530)	2,256	(700)	4,877	16,200
Stock-based compensation	913	1,071	976	4,249	3,543
Stock-based compensation - executive retirement (4)	-	-	-	(67)	-
Asset impairments, net of insurance recoveries (1)	3,822	3,549	-	3,822	2,708
Loss on disposition of assets, net (2)	1,354	338	676	1,942	2,940
Executive retirement (4)	-	-	-	1,552	-
Adjusted EBITDA	$ 2,559	$ 7,214	$ 952	$ 16,375	$ 25,391

(1)

In the fourth quarter of 2016, we recorded a $3.8 million, or $0.10 per share, non-cash write-down of assets held for sale to reflect their current fair value less estimated selling costs.  In the fourth quarter of 2015, we recorded a $3.5 million, or $0.15 per share, impairment associated with our remaining non-walking 100 Series rig that will not be converted to 200 series status until market conditions improve.  For the full year 2016, we recorded a $3.8 million, or $0.12 per share, non-cash impairment of assets held for sale to reflect their current market value less estimated selling costs and for the full year 2015 we recorded a $2.7 million, or $0.11 per share, impairment associated with our remaining non-walking 100 Series rig mentioned above and the impairment of a damaged driller's cabin, net of insurance recoveries.

(2)

In the fourth quarter of 2016, we recorded a loss on disposition of assets of $1.4 million, or $0.04 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.  In the fourth quarter of 2015, we recorded a loss on disposition of assets of $0.3 million, or $0.01 per share, associated with the disposition of assets largely attributable to a rig conversion that was completed during the first quarter of 2016, and in the third quarter of 2016 we recorded a loss on disposition of assets of $0.7 million, or $0.02 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.  For the full year 2016, we recorded a loss on disposition of assets of $1.9 million, or $0.06 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems and for the full year 2015 we recorded $2.9 million, or $0.12 per share, associated with the disposition of assets largely attributable to the Company's rig conversion that was completed during the first quarter of 2016.

(3)

For the full year 2016, we recorded $0.5 million, or $0.02 per share, related to the amortization of deferred financing costs in connection with a reduction of commitments under the Company's revolving credit facility in April 2016.  In the fourth quarter of 2015 and for the full year of 2015, we recorded $0.4 million, or $0.02 per share, related to the amortization of deferred financing costs in connection with a reduction of commitments under the Company's revolving credit facility in October 2015.

(4)	For the full year 2016, we recorded $1.5 million, or $0.04 per share, of retirement benefits associated with the departure of an executive officer.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211